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                                                                     Exhibit 5.1


                           [LINDQUIST & VENNUM LETTERHEAD]




                                  September 19, 1997



Board of Directors
Community First Bankshares, Inc.
520 Main Avenue
Fargo, North Dakota 58124-0001



Ladies and Gentlemen:

    This opinion is rendered in connection with the filing by Community First Bankshares, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") with respect to the issuance by the Company of up to $60,000,000 of 7.30% Subordinated Notes due 2004 (the "New Notes"). The New Notes are being issued under an Indenture dated June 24, 1997 (the "Indenture"), between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The New Notes are being issued in exchange for $60,000,000 in previously outstanding 7.30% Subordinated Notes due 2004 (the "Old Notes") issued in June 1997 pursuant to Rule 144A under the Act.

    We have examined the originals or copies, certified to our satisfaction, of such corporate instruments and certificates of public officials and officers and representatives of the Company and have made such examination of law, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the authenticity and conformity to original documents of documents submitted to us as certified or photostatic copies.

    Based upon the foregoing, we are of the opinion that:

    (1) The Indenture has been duly authorized by the Company and constitutes a valid and legally binding instrument enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (2) The New Notes have been duly authorized by the Company and, when executed, authenticated, issued and delivered in exchange for the Old Notes, will constitute valid and legally binding obligations of the


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Company entitled to the benefits of the Indenture, subject, as to enforcement, as aforesaid and further subject to the fact that we do not express any opinion as to whether the defense of usury or illegality based upon or arising from the interest payable on the Notes might be available to the Company under the laws of any jurisdiction other than the State of Minnesota.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus included therein.

                                  Very truly yours,

                                  LINDQUIST & VENNUM P.L.L.P.